Exhibit 5.1

December 1, 2023

Blackstone Secured Lending Fund

345 Park Avenue, 31st Floor

New York, New York 10154

Re:	Blackstone Secured Lending Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Blackstone Secured Lending Fund (formerly known as Blackstone / GSO Secured Lending Fund), a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 26, 2018, as amended by the Certificate of Amendment to Certificate of Trust, as filed in the office of the Secretary of State on December 10, 2020 (the “Certificate of Trust”);

(b)	The Initial Declaration of Trust, dated as of March 26, 2018, between Brad Marshall, as trustee, and Wilmington Trust, National Association, as Delaware trustee (the “Initial Declaration of Trust”);

(c)

The Fourth Amended and Restated Agreement and Declaration of Trust, dated as of October 18, 2021, by the trustees of the trust named therein (together with the Initial Declaration of Trust, the “Trust Agreement”);

Blackstone Secured Lending Fund

December 1, 2023

(d)	The Amended and Restated By-Laws of the Trust, dated as of October 18, 2021 (the “By-Laws”);

(e)

A certificate of the Secretary of the Trust, dated the date hereof, and attaching copies of resolutions adopted by the Board of Trustees (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the By-Laws, are collectively referred to as the “Trust Documents”);

(f)

The Registration Statement (the “Registration Statement”) on Form N-2, as amended, including a prospectus dated as of June 26, 2022 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated December 1, 2023 (together with the Base Prospectus, the “Prospectus”) with respect to the issuance and sale, from time to time, of shares of beneficial interest in the Trust in an aggregate amount of up to $400,000,000, par value $0.001 per share (the “Shares”), filed by the Trust with the United States Securities and Exchange Commission; and

(g)	A Certificate of Good Standing for the Trust, dated November 30, 2023, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Documents and as contemplated by the Registration Statement, and (vii) that the Shares will be

Blackstone Secured Lending Fund

December 1, 2023

issued and sold to the Shareholders in accordance with the Trust Documents and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/MMK